Exhibit 99.1

Cytec Announces First Quarter Results; Full Year 2006 Outlook Updated


   WEST PATERSON, N.J.--(BUSINESS WIRE)--May 2, 2006--Cytec
Industries Inc. (NYSE:CYT) announced today net earnings for the first quarter of 2006 of $38.0 million or $0.79 per diluted share on net sales of $819 million. Included in the quarter is a cumulative effect of accounting change after-tax charge of $1.2 million or $0.03 per diluted share related to the adoption of Financial Accounting Standard No. 123R, "Share Based Payment" (SFAS 123R) and a net restructuring charge of $0.4 million (after-tax $0.3 million). Excluding these items, net earnings were $39.5 million or $0.82 per diluted share.
   Net loss for the first quarter of 2005 was $6.5 million or $0.16 per basic share on net sales of $564 million. Included in the net loss were purchase accounting related charges of $10.5 million (after-tax $7.7 million, or $0.18 per basic share), related to acquired inventories from Surface Specialties being recorded at fair value which exceeded normal manufacturing cost, and $37.0 million or $0.88 per basic share related to the write-off of in-process research and development costs of Surface Specialties, a restructuring charge of $1.3 million ($1.0 million after-tax, or $0.02 per basic share) related to employee redundancy costs, a charge of $20.0 million (after-tax $12.7 million or $0.30 per basic share) related to currency and interest rate derivative transactions associated with the Surface Specialties acquisition, a $4.4 million settlement to resolve a dispute over an environmental matter (after-tax $3.2 million or $0.08 per basic share) and an income tax benefit of $16.2 million ($0.38 per basic share) resulting from the completion of prior year tax audits. Excluding these items, net earnings were $38.9 million or $0.92 per basic share ($0.89 per diluted share basis).
   David Lilley, Chairman, President and Chief Executive Officer said, "Our first quarter results gave us a positive start to 2006. As expected, we have our share of challenges, such as raw material costs which remain volatile and are higher than the year ago period. However, we are encouraged by the continuing improvement in our Specialty Chemical segments, notably the Surface Specialties product lines. Cytec Engineered Materials had a solid quarter while Building Block Chemicals was impacted by poor margin spreads on acrylonitrile and plant downtime due to scheduled maintenance work."

   Cytec Performance Chemicals Sales increased 15% to $226 million; Operating Earnings increased to $17.9 million

   Mr. Lilley continued, "In Cytec Performance Chemicals, sales of product lines related to the acquisition of Surface Specialties, completed on February 28, 2005, added 10% to sales, selling volumes increased 3%, selling prices increased 4% and exchange rate changes decreased sales 2%. Strong sales volume in mining chemicals and specialty additives and phosphines were partially offset by lower selling volumes in polymer additives resulting from weak polyolefin market demand and price competition in our mature products. Also in water treatment chemicals, selling volumes were lower, primarily into the paper sector.
   "Operating earnings increased $10.3 million primarily due to the addition of the acquired product lines partially offset by higher raw material costs and expense of $0.6 million for stock options and stock appreciation rights settled in stock related to the adoption of SFAS 123R. Included in 2005 and related to the Surface Specialties acquisition, is a write-off of acquired in-process research and development costs of $6.9 million and a charge of $1.3 million for the excess of the fair value of the finished goods inventory of the acquired business over normal manufacturing cost.

   Cytec Surface Specialties Sales increased 122% to $374 million; Operating Earnings increased to $29.4 million

   "In Cytec Surface Specialties, sales of product lines related to the acquisition of Surface Specialties added 114% to sales, selling volumes increased 12%, selling prices increased 1% and exchange rate changes decreased sales 5%. The increase in selling volumes was strong in Europe particularly in the latter part of the quarter and Asia also showed good growth. North American demand also improved towards the latter part of the quarter.
   "Operating earnings of $29.4 million was primarily due to the addition of the Surface Specialties product lines, increased selling volumes and selling prices and lower operating costs partially offset by higher raw material costs, unfavorable exchange rate changes and expense of $1.1 million for stock options and stock appreciation rights settled in stock related to the adoption of SFAS 123R. Included in 2005 and related to the Surface Specialties acquisition, is a write-off of acquired in-process research and development costs of $30.1 million and a charge of $9.2 million for the excess of the fair value of the finished goods inventory of the acquired business over normal manufacturing cost.

   Cytec Engineered Materials Sales increase 9% to $139 million;
Operating Earnings increase to $23.9 million

   "Cytec Engineered Materials selling volumes increased 8%, selling prices increased 2% and exchange rate changes decreased sales 1%. The selling volume increase was primarily due to higher build rates for large commercial aircraft partially offset by the expected ramp down in volume to a European high-end automotive program.
   "Operating earnings improved slightly to $23.9 million, primarily due to higher selling volumes and selling prices which were mostly offset by increased raw material costs and expense of $0.6 million for stock options and stock appreciation rights settled in stock related to the adoption of SFAS 123R.

   Building Block Chemicals Sales increase 12% to $80 million;
Operating loss of $0.3 million

   "Building Block Chemicals selling volumes increased 10%, selling prices increased 3% and exchange rate changes decreased sales 1%. The volume increase was primarily in Europe, partially offset by lower selling volumes in Asia.
   "The operating loss for the quarter was primarily the result of poor margin spreads on acrylonitrile sales as well as the impact of the acrylonitrile plant being down two weeks during the quarter for scheduled maintenance. In addition, our melamine manufacturing joint venture partner did not take any production during the quarter. The resulting operational inefficiencies associated with the melamine plant being down for about half the quarter reduced earnings by slightly over $1 million. Also included is expense of $0.3 million for stock options and stock appreciation rights settled in stock related to the adoption of SFAS 123R."

   Earnings in Associated Companies

   Earnings in Associated Companies for the first quarter of 2006 decreased from the prior year period as a result of the May 2005 sale of our 50% interest in CYRO Industries to our former partner, Degussa.

   Corporate and Unallocated

   James P. Cronin, Executive Vice President and Chief Financial Officer commented, "During the quarter, we recorded a net restructuring charge of $0.4 million made up of an additional restructuring charge of $1.7 million for employee-related severance costs and a reduction of $1.3 million of the previous quarter restructuring accrual primarily as a result of incurring less costs than originally estimated due to personnel leaving Cytec on their own. Both of these relate primarily to the formation of Cytec Specialty Chemicals, which was announced in the fourth quarter of 2005, whereby we combined our specialty chemicals product lines into one organization under one leadership team.
   "Included in other income (expense), net in the first quarter of 2005 is a net pre-tax loss of $20.0 million ($12.7 million after-tax) pertaining to currency and interest rate derivative transactions related to the acquisition of the Surface Specialties business."

   Interest Expense

   Interest expense is significantly higher than the prior year quarter primarily due to the higher average levels of debt outstanding resulting from the Surface Specialties acquisition.

   Income Tax Expense

   Mr. Cronin added, "Our tax provision for the first quarter of 2006 was $14.5 million, or 27%, on the earnings before income taxes. For the comparable period of 2005, the Company's effective tax rate on the loss from continuing operations for the quarter was a tax benefit of 66%. The 2005 tax rate was favorably impacted by a reduction in income tax expense of $16.2 million ($0.38 per basic share) in the quarter related to the completion of exams of prior year tax returns for the years 1999 through 2001 and by losses incurred in the U.S. on the derivatives related to the financing for the Surface Specialties acquisition and was unfavorably impacted by the non-deductible write-off of in-process research and development expenses related to the Surface Specialties acquisition. Excluding these items, the underlying rate for the same period of 2005 was 27%."

   Other

   Mr. Cronin continued, "In regards to the adoption of SFAS 123R, operating earnings in the quarter include additional charges for stock options and stock appreciation rights that are settled in common stock of $2.6 million pre-tax. We also recorded a cumulative effect charge of $1.2 million after-tax primarily relating to the recognition of costs for the fair value of our cash settled stock appreciation rights which had been issued in prior years.

   Cash Flow

   "Cash flow provided by operations was $21 million for the quarter. Trade accounts receivable dollars were up sequentially due to higher sales but days outstanding were essentially flat with year end 2005. Inventory dollars were up as we have built some inventory in light of stronger demand and raw material costs increased from year end although our days are flat with year end 2005. Capital spending for the quarter was $16 million and our full year estimate of $110 million is unchanged. We continue to pay down debt in advance of scheduled payment dates and during the quarter we paid down $53 million of our debt."

   2006 Outlook

   Mr. Lilley commented further, "Our first quarter results have given us momentum in a number of areas and there are a few areas that need improvement. On the demand side, the story remains the same, that is, we expect our aerospace markets to continue to grow as the build rates for large commercial aircraft, business jets, military aircraft and commercial rotorcraft continue to increase and our customers utilize more advanced composites. Our forecast for weak industrial demand in North America and Europe, as it relates to our Cytec Specialty Chemicals segments, remains the same for now. We did see improvement in the latter part of the quarter in Europe but we remain cautious until we see a more sustainable improvement in demand. We continue to expect Asia-Pacific and Latin America to have good growth in 2006. Volatile raw material and energy costs continue to make passing along price increases difficult and we see this continuing throughout 2006. Oil costs are presently high and we are assessing whether this is a temporary spike or a new cost level. Our concern remains primarily propylene derivative costs as they impact our Specialty Chemicals business. Depending on the view we take this quarter, we will decide what compensating actions, such as product price increases, we can initiate."
   Mr. Lilley continued with some additional comments, "In Cytec Specialty Chemicals we see no change to our overall guidance with improvement in Cytec Surface Specialties offset by a reduction in Cytec Performance Chemicals. More specifically, in Cytec Performance Chemicals, we see continuing strong demand in our mining chemicals and specialty additives and phosphine chemicals product lines and more moderate demand in the remainder with the exception of polymer additives. In polymer additives, our team has done a good job with our technologically differentiated products but we are facing a tough operating environment with severe price competition in certain of the lower end products. We are looking at all appropriate actions in light of this operating environment to improve returns in polymer additives. Taking into account the above, we are changing our full year guidance for sales to $900 to $925 million from our previous guidance of $900-940 million and for operating earnings to $65 to $70 million from our previous guidance of $70 to $75 million.
   "In Cytec Surface Specialties, we were encouraged by the improved demand in the latter part of the quarter in North America and Europe. We expect to continue to see good progress in the Asia-Pacific and Latin American regions and from new global product introductions. There are many opportunities to improve our manufacturing and supply chain operations and while these improvement initiatives take time to implement we believe we are on track to improve earnings in this segment over the short and medium term. Taking into account the above, we are changing our full year guidance for sales to $1.48 to $1.52 billion from our previous guidance of $1.46 to $1.51 billion and for operating earnings to $95 to $105 million from our previous guidance of $85 to $95 million.
   "In Cytec Engineered Materials, we continue to anticipate increased aircraft production spurred by the recent orders and the rising backlog at the large aircraft manufacturers, and continuing development of new applications for advanced composites. We have a strong order book for the year although it is somewhat back-end loaded. In light of the continuing opportunities with aircraft manufacturers as they develop new platforms for the future, we continue to expect a high level of investment in our selling, technical and research and development expenses. Taking into account the above, we are changing our full year guidance for sales to $600 to $620 million from our previous guidance of $590 to $620 million and for operating earnings to $115 to $120 million from our previous guidance of $110 to $120 million.
   "Building Block Chemicals had a difficult first quarter. Oil costs are higher and we continue to watch the impact on propylene costs and acrylonitrile margin spreads. We had previously expected some margin improvement for the rest of the year but this now appears unlikely. Our operating team is focused on what they can control, particularly manufacturing costs, to offset the weak product selling prices. Taking into account the above, we are changing our full year guidance for sales to $310 to $330 million from our previous guidance of $340 to $355 million and for operating earnings to $12 to $15 million from our previous guidance of $17 to $20 million.
   "We forecast no change in our guidance for Corporate and Unallocated, other income/(expense), equity earnings and interest expense, net. Our forecast for our underlying annual effective tax rate for ongoing operations remains at 27%.
   "Overall, we remain cautious on the demand side and expect continuing raw material volatility and as a result we are reiterating our forecast of overall annual 2006 sales to be in a range of $3.3 to $3.4 billion and our forecast for full year diluted earnings per share remains at $3.45 to $3.70. As a reminder, our reported results for 2005 include only 10 months of operations from the acquired Surface Specialties business. Two month pro-forma 2005 sales were $225 million."
   The guidance for the year includes pre-tax expense for stock options and stock appreciation rights settled in stock of approximately $10.5 million ($7.7 million after-tax or $0.16 per diluted share) as a result of adopting SFAS 123R as of January 1, 2006.
   Excluded from the full year guidance are the following items. Approximately $3 million pre-tax for integration expenses related to the Surface Specialties acquisition and this spending will begin in the second quarter of 2006. This is reduced from our previous estimate of $4 to 5 million. These integration expenses, the majority of which are duplicative in nature, are anticipated to be incurred primarily as a result of the elimination of transition service agreements currently in place with the former owner regarding the information technology hardware infrastructure and are expected to be completed in 2006. Also excluded is the cumulative effect of accounting change after-tax charge of $1.2 million related to the adoption of SFAS 123R. In addition, we previously estimated restructuring charges in the first half of the year to be in the range of $3 to $5 million, of which $1.7 million was recorded in the first quarter and we continue to identify further benefits of the previously announced organization consolidation of the specialty chemicals product lines into Cytec Specialty Chemicals. We continue to look for other restructuring opportunities to improve our productivity in our chemical manufacturing operations.
   In closing Mr. Lilley commented, "Overall we had a solid start to 2006 but continue to face rapidly changing market conditions. We are hopeful the economic momentum we saw in the latter part of the quarter in North America and Europe will continue. However, the Cytec team remains focused on what we can control so we can deliver the highest performance for all our stakeholders."

   Investor Conference Call to be Held on May 3, 2006 11:00 A.M. ET

   Cytec will host their first quarter earnings release conference call on May 3, 2006 at 11:00 a.m. ET. The conference call will also be simultaneously webcast for all investors from Cytec's website www.cytec.com. Select the Investor Relations page to access the live conference call.
   A recording of the conference call may be accessed by telephone from 2:00 p.m. ET on May 3, 2006 until May 24, 2006 at 11:00 p.m. ET by calling 888-203-1112 (U.S.) or 719-457-0820 (International) and
entering access code 1726247. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call.

   Use of Non-GAAP Measures

   Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

   Forward-Looking and Cautionary Statements

   Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

   Corporate Profile

   Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products with pro forma sales in 2005 of approximately $3.2 billion. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining, plastics and water treatment. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)
            (Dollars in millions, except per share amounts)
                                                     -----------------
                                                        Three Months
                                                            Ended
                                                          March 31,
                                                        2006    2005
----------------------------------------------------------------------

Net sales                                              $819.4  $563.9
Manufacturing cost of sales                             645.9   440.3
Selling and technical services                           52.8    44.7
Research and process development                         18.8    13.0
Administrative and general                               24.9    17.8
Amortization of acquisition intangibles                   8.8     4.0
Write-off of acquired in-process research and
 development                                                -    37.0
----------------------------------------------------------------------
Earnings from operations                                 68.2     7.1
Other income (expense), net                              (0.8)  (20.4)
Equity in earnings of associated companies                0.8     2.1
Interest expense, net                                    14.5     9.5
----------------------------------------------------------------------
Earnings (loss) from continuing operations before
 income taxes and cumulative effect of accounting
 change                                                  53.7   (20.7)
Income tax provision (benefit)                           14.5   (13.7)
----------------------------------------------------------------------
Earnings (loss) from continuing operations before
 cumulative effect of accounting change                  39.2    (7.0)
Cumulative effect of accounting change (net of income
 tax benefit of $0.7)                                    (1.2)      -
----------------------------------------------------------------------
Earnings (loss) from continuing operations               38.0    (7.0)
Earnings from discontinued operations (net of income
 tax provision of $0.7)                                     -     0.5
----------------------------------------------------------------------
Net earnings (loss)                                     $38.0   $(6.5)

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations before
 cumulative effect of accounting change                 $0.84  $(0.17)
Cumulative effect of accounting change, net of taxes    (0.03)      -
Earnings from discontinued operations, net of taxes         -    0.01
----------------------------------------------------------------------
Net earnings (loss)                                     $0.81  $(0.16)

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations before
 cumulative effect of accounting change                 $0.82  $(0.17)
Cumulative effect of accounting change, net of taxes    (0.03)      -
Earnings from discontinued operations, net of taxes         -    0.01
----------------------------------------------------------------------
Net earnings (loss)                                     $0.79  $(0.16)

----------------------------------------------------------------------
Dividends per common share                              $0.10   $0.10
----------------------------------------------------------------------

----------------------------------------------------------------------
Weighted average shares outstanding: (in thousands)
----------------------------------------------------------------------
  Basic                                                46,914  42,119
----------------------------------------------------------------------
  Diluted                                              48,061  42,119
======================================================================



                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
   CONSOLIDATED NET SALES AND EARNINGS FROM CONTINUING OPERATIONS BY
                           BUSINESS SEGMENT
                         (Millions of dollars)
                              (Unaudited)

                                               Three Months Ended
                                                    March 31,
                                          -------------  -------------
                                              2006            2005
                                          -------------  -------------
Net sales
---------

Cytec Performance Chemicals
     Sales to external customers             $  225.9      $  196.0
     Intersegment sales                           1.8           1.1

Cytec Surface Specialties                       374.0         168.2

Cytec Engineered Materials                      139.0         127.8

Building Block Chemicals
     Sales to external customers                 80.5          71.9
     Intersegment sales                          23.1          23.2
                                              --------      --------
Net sales from segments                         844.3         588.2
Elimination of intersegment revenue             (24.9)        (24.3)
                                              --------      --------

Total net sales                              $  819.4      $  563.9
======================================================================


                                                  % of           % of
                                                 Sales          Sales
                                                 ------         ------
Earnings (loss) from operations
-------------------------------

Cytec Performance Chemicals               $ 17.9     8%  $  7.6     4%
Cytec Surface Specialties                   29.4     8%   (27.9)  -17%
Cytec Engineered Materials                  23.9    17%    23.4    18%
Building Block Chemicals                    (0.3)    0%     7.3     8%
                                           ------         ------

Earnings from segments                      70.9     8%    10.4     2%

Corporate and Unallocated                   (2.7)          (3.3)
                                           ------         ------

Total earnings from operations            $ 68.2     8%  $  7.1     1%
======================================================================

Note:
1. Earnings from operations in 2005 for Cytec Performance Chemicals includes $1.3 for amortization of inventory step up of finished goods acquired and $7.0 charge related to write-off of acquired in-process research and development, both related to the Surface Specialties acquisition.
2. Earnings from operations in 2005 for Cytec Surface Specialties includes $9.2 for amortization of inventory step up of finished goods acquired and $30.0 charge related to write-off of acquired in-process research and development, both related to the Surface Specialties acquisition.
3. Corporate and Unallocated in 2005 includes $1.3 charge for restructuring and in 2006 includes a net restructuring charge of $0.4.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (Unaudited)
            (Dollars in millions, except per share amounts)
                                               -----------------------
                                                March 31, December 31,
                                                  2006        2005
----------------------------------------------------------------------
Assets
Current assets
  Cash and cash equivalents                         $47.8       $68.6
  Trade accounts receivable, less allowance for
   doubtful accounts of $7.2 and $7.8 at March
   31, 2006 and December 31, 2005, respectively     519.3       493.8
  Due from related party                             10.1         8.0
  Other accounts receivable                          71.3        65.9
  Inventories                                       442.7       424.7
  Deferred income taxes                              13.2        12.2
  Other current assets                               26.9        31.4
----------------------------------------------------------------------
Total current assets                              1,131.3     1,104.6
----------------------------------------------------------------------

Investment in associated companies                   21.0        20.3

Plants, equipment and facilities, at cost         2,091.2     2,064.3
     Less: accumulated depreciation              (1,018.5)     (988.8)
----------------------------------------------------------------------
       Net plant investment                       1,072.7     1,075.5
----------------------------------------------------------------------
Acquisition intangibles, net of accumulated
 amortization of $60.7 and $51.0 at March 31,
 2006 and December 31, 2005, respectively           491.2       491.5
Goodwill                                          1,022.0     1,012.2
Other assets                                        103.9       106.4
----------------------------------------------------------------------
Total assets                                     $3,842.1    $3,810.5
======================================================================

Liabilities
Current liabilities
  Accounts payable                                 $291.3      $278.6
  Short-term borrowings                              33.3        34.3
  Current maturities of long-term debt                8.0        51.2
  Accrued expenses                                  193.9       218.3
  Income taxes payable                               43.4        43.5
----------------------------------------------------------------------
     Total current liabilities                      569.9       625.9
----------------------------------------------------------------------
Long-term debt                                    1,224.6     1,225.5
Pension and other postretirement benefit
 liabilities                                        434.7       432.5
Other noncurrent liabilities                        235.6       224.4
Deferred income taxes                                56.4        64.1

Stockholders' equity
Common stock, $.01 par value per share,
 150,000,000 shares authorized; issued
 48,132,640 shares                                    0.5         0.5
Additional paid-in capital                          244.3       235.6
Retained earnings                                 1,183.0     1,149.7
Unearned compensation                                   -        (2.5)
Accumulated other comprehensive income (loss):
  Minimum pension liability                        (115.0)     (115.0)
  Unrealized net gains on cash flow hedges            1.1         0.4
  Accumulated translation adjustments                41.4        27.6
----------------------------------------------------------------------
                                                    (72.5)      (87.0)
Treasury stock, at cost, 1,089,883 shares in
 2006 and 1,833,812 shares in 2005                  (34.4)      (58.2)
----------------------------------------------------------------------
Total stockholders' equity                        1,320.9     1,238.1
----------------------------------------------------------------------
Total liabilities and stockholders' equity       $3,842.1    $3,810.5
======================================================================


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                         (Dollars in millions)
                                                  --------------------
                                                   Three Months Ended
                                                        March 31,
----------------------------------------------------------------------
                                                     2006      2005
----------------------------------------------------------------------

Cash flows provided by (used in) operating
 activities
Net earnings (loss)                                   $38.0     $(6.5)
Earnings from discontinued operations, net of
 taxes                                                    -       0.5
----------------------------------------------------------------------
Earnings (loss) from continuing operations             38.0      (7.0)
Noncash items included in net earnings from
continuing operations:
  Depreciation                                         27.9      23.3
  Amortization                                         10.9       4.2
  Share-based compensation                              2.9       0.9
  Deferred income taxes                                (0.9)     (8.2)
  Write-off of acquired in-process research and
   development                                            -      37.0
  Amortization of write-up to fair value of
   finished goods purchased in acquisition                -      10.5
  Gain on sale of assets                                  -      (1.0)
  Cumulative effect of accounting change, net of
   taxes                                                1.2         -
  Other                                                 3.1      (2.1)
Changes in operating assets and liabilities
(excluding effects of 2005 acquisition):
  Trade accounts receivable                           (19.1)     (5.4)
  Other receivables                                    (7.5)      4.4
  Inventories                                         (13.2)    (31.7)
  Other assets                                         (4.8)      0.5
  Accounts payable                                      9.4      (7.8)
  Accrued expenses                                    (27.7)    (13.8)
  Income taxes payable                                 (1.9)    (24.4)
  Other liabilities                                     2.6     (11.1)
----------------------------------------------------------------------
Net cash provided by (used in) operating
 activities of continuing operations                   20.9     (31.7)
Net cash provided by operating activities of
 discontinued operations                                  -       1.1
----------------------------------------------------------------------
Net cash provided by (used in) operating
 activities                                            20.9     (30.6)
----------------------------------------------------------------------
Cash flows (used in) investing activities
  Acquisition of business, net of cash received        (0.5) (1,501.1)
  Additions to plants, equipment and facilities       (16.3)    (17.1)
  Proceeds received on sale of assets                     -       1.4
----------------------------------------------------------------------
Net cash used in investing activities                 (16.8) (1,516.8)
----------------------------------------------------------------------
Cash flows provided by (used in) financing
activities
  Proceeds from long-term debt                         23.0     725.0
  Payments on long-term debt                          (75.3)        -
  Change in short-term borrowings                      (1.0)    581.9
  Cash dividends                                       (4.7)     (4.0)
  Proceeds from the exercise of stock options and
   warrants                                            26.4       8.8
  Deferred financing costs                                -      (4.7)
  Excess tax benefits from share-based payment
   arrangements                                         6.4         -
  Other                                                (0.6)     (1.0)
----------------------------------------------------------------------
Net cash provided by (used in) financing
 activities                                           (25.8)  1,306.0
----------------------------------------------------------------------
Effect of currency rate changes on cash and cash
 equivalents                                            0.9      (5.7)
----------------------------------------------------------------------
Decrease in cash and cash equivalents                 (20.8)   (247.1)
Cash and cash equivalents, beginning of period         68.6     323.8
----------------------------------------------------------------------
Cash and cash equivalents, end of period              $47.8     $76.7
======================================================================

                         Cytec Industries Inc.
             Reconciliation of GAAP and Non-GAAP Measures
             Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.


              Three Months Ended March 31, 2006
                                                        Net    Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                       $38.0   $0.79
 - Cumulative effect of accounting change (after-tax)     1.2    0.03
 - Restructuring charge (after-tax)                       0.3       -
Non-GAAP Net Earnings                                   $39.5   $0.82
                                                      ======== =======


              Three Months ended March 31, 2005
                                                        Net     Basic
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Loss                                           $(6.5)  $(.16)
 - Purchase accounting charges for fair value of
   inventory in excess of normal manufacturing cost
   (after-tax)                                            7.7    0.18
 - Write-off of in-process research and development
   costs of Surface Specialties                          37.0    0.88
 - Loss on currency and interest rate derivative
   transactions (after-tax)                              12.7    0.30
 - Income tax benefit reflecting favorable
   developments on of tax audits with respect to prior
   years returns                                        (16.2)  (0.38)
 - Restructuring costs (after-tax)                       1.0    0.02
 - Settlement to resolve a dispute over an
   environmental matter (after-tax)                       3.2    0.08
Non-GAAP Net Earnings                                   $38.9   $0.92
                                                      ======== =======

Non-GAAP diluted earnings per share                             $0.89
                                                               =======

    CONTACT: Cytec Industries Inc.
             Investment Community:
             David M. Drillock, 973-357-3249
             or
             Media:
             Gail Petersen, 973-357-3319
             www.cytec.com